Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES 2nd QUARTER 2014 FINANCIAL

AND OPERATIONAL RESULTS

Agreement to sell West Montalvo Field for $200 Million; Completion of initial zone in Coal Oil Point well at South Ellwood

DENVER, COLORADO, August 20, 2014 /Marketwire/ — Venoco, Inc. (“Venoco” or the “Company”) today reported financial and operational results for the second quarter of 2014.  The company reported a net loss of $8.7 million for the quarter on total revenues of $67.0 million.

Adjusted Earnings, which adjusts for unrealized derivative gains and losses and certain other items, were $4.4 million for the quarter, up from $2.7 million in the first quarter of 2014. Adjusted EBITDA was $36.1 million in the second quarter of 2014, compared to $30.4 million in the first quarter.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income/loss.

Highlights include the following:

•                  Production of 720 thousand barrels of oil equivalent (MBOE) for the quarter, or 7,907 BOE per day (BOE/d).

•                  Total oil volumes in the second quarter of 2014 were up 4% over the first quarter of 2014.

•                  Adjusted EBITDA in the second quarter of 2014 was up $5.7 million over the first quarter of 2014.

•                  Agreement to sell West Montalvo Field for $200 million.

Recent Event

On August 18, 2014, the Company signed a purchase and sale agreement with an unrelated third party for the sale of its West Montalvo Field for $200 million, subject to certain adjustments.  If consummated, the sale will have an economic effective date of July 1, 2014.  The Company expects the sale to close on or about October 15, 2014.

“West Montalvo has long been a solid asset for Venoco, but the price we will receive from the sale of the field is highly favorable, and allows us to pay down a significant amount of our revolving credit facility debt,” said Mark DePuy, President and Chief Operating Officer. “With the substantial reduction of our revolving credit facility debt, we believe we will be able to amend, or obtain a waiver for, certain covenant terms in the revolver that could otherwise become problematic in future quarters.  I’d like to thank everyone in the Venoco family who has ever contributed in making Montalvo such a great asset for us.  Ultimately, this sale gives us increased flexibility to concentrate on unlocking the significant upside we see at our other oily Southern California assets, and we plan to employ a disciplined yet significant capital program to optimize those assets in the coming years.”

Second Quarter Production

Production in the second quarter of 2014 was 7,907 BOE/d compared to 7,776 BOE/d in the first quarter of 2014.  Daily oil production in the second quarter of 2014 of 7,484 Bbls/d was up 3% compared to 7,278 Bbls/d in the first quarter of 2014, primarily as a result of a return to normal operations at our South Ellwood field, which was significantly impacted by a 20-day shutdown during the first quarter of 2014 due to extended repair work conducted on the third-party common carrier pipeline that transports oil from the field.

“Following the prolonged shutdown at South Ellwood during the first quarter, which impacted our production and delayed our development plan for the year, we were able to move ahead in executing on our 2014 capital program during the second quarter,” stated Mr. DePuy. “We drilled the 3242-20 well at South Ellwood, which is located in the area we call the Coal Oil Point structure, and completed the lowest several Monterey zones.  Unfortunately, the lowest zones were wet, so we will move up the wellbore and test higher zones during the third quarter.  Although we are disappointed by the initial results, we remain optimistic going forward,” Mr. DePuy continued. “The productive capabilities of the lowest zones in this area of the field are generally more uncertain compared to the upper zones, where we still have several zones to test.”

“Looking ahead for the remainder of the year, we will adjust our focus towards our Sockeye field, where we plan to drill a well into the M-2 zone from Platform Gail.  The wellbore will penetrate multiple sections of the zone and has been designed by our engineering and drilling team as a dual-lateral, which could yield significant cost benefits while maximizing productive capabilities.  While the Sockeye well will be technically challenging, our team has put together a great drilling program, and have proven their capabilities by successfully completing drilling of the very challenging 3242-20 well at South Ellwood. I am looking forward to our activities in the coming months at Sockeye,” Mr. DePuy added.

The following table details the Company’s daily production by region (BOE(1)/d):

	Quarter Ended			Six Months Ended
Region	6/30/13	3/31/14	6/30/14	6/30/2013	6/30/2014
Southern California	9,852	7,776	7,907	9,678	7,841
Sacramento Basin(2)	—	—	—	560	—
Total	9,852	7,776	7,907	10,238	7,841

(1)         Barrel of oil equivalent (BOE) is calculated using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

(2)         Production from the Sacramento Basin relates to properties that were held in escrow pending the receipt of consents regarding the transfer of ownership.  As of May 1, 2013, title to all properties included in the sale on December 31, 2012 had been transferred to the purchaser.

Second Quarter Costs

Venoco’s second quarter 2014 lease operating expenses of $25.26 per BOE were down from $27.81 per BOE in the first quarter of 2014, and up from $19.97 per BOE in the second quarter of 2013.

Venoco’s G&A costs, excluding non-cash share-based compensation, were $8.33 per BOE in the second quarter of 2014 compared to $11.40 per BOE in the first quarter of 2014 and $10.32 per BOE in the second quarter of 2013.

The following table details the company’s operating costs on a per BOE basis (BOE/d):

	Quarter Ended			Six Months Ended
UNAUDITED (per BOE)	6/30/13	3/31/14	6/30/14	6/30/13	6/30/14
Lease Operating Expenses	$19.97	$27.81	$25.26	$19.67	$26.53
Property and Production Taxes	1.57	2.48	3.15	1.37	2.82
DD&A Expense	13.83	15.97	16.38	12.94	16.19
G&A Expense (1)	10.32	11.40	8.33	11.78	9.85

(1)         Net of amounts capitalized and excluding non-cash share-based compensation costs and one-time severance costs.  See the end of this release for a reconciliation of G&A per BOE.

Capital Investment Second Quarter 2014

Venoco’s second quarter capital expenditures for exploration, development and other spending were $28 million, including $22 million for drilling and rework activities, $2 million for facilities, and the remaining $4 million for land, seismic and capitalized G&A.

In the second quarter of 2014, the Company spent $27 million or 96% of its capital expenditures on its Southern California legacy fields, primarily at the South Ellwood and West Montalvo fields. During the quarter, the Company drilled the 3242-20 well in the

South Ellwood field, which bottoms in the Coal Oil Point structure.  The well was completed in July into the deepest zones, which were wet, and the Company will complete the remaining zones during the second half of the year.

Additionally during the quarter, the Company spud its second well for the year at the West Montalvo field, the 3314-32 well, which is expected to be completed in the second half of August.  The Company also completed the 3314-7, a well drilled during the first quarter of the year, which began producing in May and was placed on artificial lift in July. There were relatively minimal capital expenditures at the Sockeye field during the second quarter, although the Company plans to increase capital spending at the field in the third quarter.

In the second quarter of 2014, the Company had relatively minimal onshore Monterey capital expenditures of $1 million or 4% of its total second quarter capital expenditures.

Information Regarding Earnings Conference Call

In light of recent significant events, including the pending sale of the West Montalvo Field, discussions with the Company’s banks regarding projected covenant compliance and continued Board of Director activity relating to the search for a successor Chief Executive Officer, Venoco will not host a conference call in connection with its second quarter 2014 results.  However, if warranted by developments relating to these issues, we will schedule a call at some point in the third quarter to provide updated information.  If such a call is scheduled, a press release detailing the date, time, and instructions for those wanting to listen or participate in the Q & A portion of this call will be issued in advance.

Our discussions with our bank lenders relate to the fact that our most recent financial projections indicate a potential default under the debt-to-EBITDA covenant in our revolving credit facility as of September 30, 2014. As a result of that projection, we have reclassified all of our long term debt as current as of June 30, 2014. While no assurance can be given, we expect to be able to negotiate a waiver or amendment to the facility to address this issue given the proactive action we have taken to substantially reduce the amount outstanding under the revolving credit facility with the proceeds of the pending Montalvo asset sale.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms and operates several onshore properties in Southern California.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, capital expenditures and development projects, and all other statements except statements of historical fact, are forward-looking statements. Forward-looking statements herein include those relating the closing of the pending Montalvo asset sale, the final proceeds of the transaction and the use thereof and Venoco’s ability to obtain an amendment to or waiver of certain requirements in its revolving credit facility. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third parties, and a potential inability to complete transactions as anticipated and/or to obtain waivers to or amendments of Venoco’s revolving credit facility as needed. The Company’s projects are subject to numerous operating, geological and other risks and may not be successful. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Zach Shulman, Investor Relations, (303) 583-1637; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.	/////

OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Six Months Ended
UNAUDITED	3/31/14	6/30/14	% Change	6/30/13	6/30/14	% Change	6/30/13	6/30/14	% Change
Production Volume:
Oil (MBbls) (1)	655	681	4%	852	681	-20%	1,663	1,336	-20%
Natural Gas (MMcf)	269	231	-14%	267	231	-13%	1,140	500	-56%
MBOE	700	720	3%	897	720	-20%	1,853	1,419	-23%
Daily Average Production Volume:
Oil (Bbls/d)	7,278	7,484	3%	9,363	7,484	-20%	9,188	7,381	-20%
Natural Gas (Mcf/d)	2,989	2,538	-15%	2,934	2,538	-13%	6,298	2,762	-56%
BOE/d	7,776	7,907	2%	9,852	7,907	-20%	10,238	7,841	-23%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$94.55	$95.63	1%	$93.46	$95.63	2%	$96.51	$95.10	-1%
Realized hedging gain (loss)	(5.38)	(6.65)	24%	(1.78)	(6.65)	274%	(6.17)	(6.03)	-2%
Net realized price	$89.17	$88.98	0%	$91.68	$88.98	-3%	$90.34	$89.07	-1%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$6.06	$5.35	-12%	$4.58	$5.35	17%	$3.91	$5.73	47%
Realized hedging gain (loss)	—	—	—	—	—	—	—	—	—
Net realized price	$6.06	$5.35	-12%	$4.58	$5.35	17%	$3.91	$5.73	47%
Expense per BOE (in dollars):
Lease operating expenses	$27.81	$25.26	-9%	$19.97	$25.26	26%	$19.67	$26.53	35%
Production and property taxes	$2.48	$3.15	27%	$1.57	$3.15	101%	$1.37	$2.82	106%
Transportation expenses	$0.08	$0.07	-13%	$0.05	$0.07	40%	$0.04	$0.07	75%
Depreciation, depletion and amortization	$15.97	$16.38	3%	$13.83	$16.38	18%	$12.94	$16.19	25%
General and administrative (2)	$12.37	$12.49	1%	$11.57	$12.49	8%	$13.68	$12.44	-9%
Interest expense	$18.49	$18.54	0%	$19.40	$18.54	-4%	$19.57	$18.53	-5%

(1) Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on pipeline inventories and oil pipeline sales nominations.

(2)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Six Months Ended
UNAUDITED (In thousands)	3/31/14	6/30/14	6/30/13	6/30/14	6/30/13	6/30/14
REVENUES:
Oil and natural gas sales	$62,538	$66,563	$81,449	$66,563	$167,408	$129,101
Other	459	476	910	476	2,214	935
Total revenues	62,997	67,039	82,359	67,039	169,622	130,036
EXPENSES:
Lease operating expense	19,468	18,185	17,914	18,185	36,445	37,653
Property and production taxes	1,736	2,270	1,407	2,270	2,534	4,006
Transportation expense	57	49	45	49	83	106
Depletion, depreciation and amortization	11,176	11,794	12,406	11,794	23,978	22,970
Impairment	—	817	—	817	—	817
Accretion of asset retirement obligation	667	556	615	556	1,271	1,223
General and administrative	8,662	8,990	10,375	8,990	25,350	17,652
Total expenses	41,766	42,661	42,762	42,661	89,661	84,427
Income from operations	21,231	24,378	39,597	24,378	79,961	45,609
FINANCING COSTS AND OTHER:
Interest expense	12,940	13,351	17,401	13,351	36,255	26,291
Amortization of deferred loan costs	833	863	906	863	2,019	1,696
Loss on extinguishment of debt	—	—	—	—	21,297	—
Commodity derivative realized (gains) losses	3,525	4,530	5,132	4,530	19,749	8,055
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	(5,620)	14,380	(25,083)	14,380	(36,357)	8,760
Total financing costs and other	11,678	33,124	(1,644)	33,124	42,963	44,802
Income (loss) before taxes	9,553	(8,746)	41,241	(8,746)	36,998	807
Income tax provision (benefit)	—	—	—	—	—	—
Net income (loss)	$9,553	$(8,746)	$41,241	$(8,746)	$36,998	$807

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CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/13	6/30/14
ASSETS
Cash and cash equivalents	$828	$65
Accounts receivable	23,737	23,006
Inventories	5,166	3,970
Other current assets	4,587	2,153
Commodity derivatives	340	37
Total current assets	34,658	29,231
Net property, plant and equipment	662,629	692,992
Total other assets	17,569	14,533
TOTAL ASSETS	$714,856	$736,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of long-term Debt	$—	$730,000
Accounts payable and accrued liabilities	32,966	38,321
Interest payable	17,408	17,058
Commodity derivatives	13,464	17,546
Share based compensation	20,723	3,611
Total current liabilities	84,561	806,536
LONG-TERM DEBT	705,000	—
COMMODITY DERIVATIVES	10,601	14,975
ASSET RETIREMENT OBLIGATIONS	35,982	37,733
SHARE BASED COMPENSATION	16,721	17,018
Total liabilities	852,865	876,262
Total stockholders’ equity	(138,009)	(139,506)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$714,856	$736,756

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GAAP RECONCILIATIONS

Adjusted Earnings and Adjusted EBITDA

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the effects of the items listed in the table below.  We calculate the tax effect of reconciling items by re-performing our period-end tax calculation excluding the reconciling items from earnings.  The difference between this calculation and the tax expense/benefit recorded for the period results in the tax effect disclosed below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before the effects of the items listed in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/13	3/31/14	6/30/14	6/30/13	6/30/14
Adjusted Earnings Reconciliation
Net Income	$41,241	$9,553	$(8,746)	$36,998	$807
Plus:
Unrealized commodity (gains) losses	(26,101)	(6,824)	13,176	(38,324)	6,352
Loss on extinguishment of debt	—	—	—	21,297	—
Tax effects	—	—	—	—	—
Adjusted Earnings	$15,140	$2,729	$4,430	$19,971	$7,159

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	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/13	3/31/14	6/30/14	6/30/13	6/30/14
Adjusted EBITDA Reconciliation
Net income	$41,241	$9,553	$(8,746)	$36,998	$807
Interest expense	17,401	12,940	13,351	36,255	26,291
DD&A	12,406	11,176	11,794	23,978	22,970
Impairment	—	—	817	—	817
Accretion of asset retirement obligation	615	667	556	1,271	1,223
Amortization of deferred loan costs	906	833	863	2,019	1,696
Loss on extinguishment of debt	—	—	—	21,297	—
Non-cash share-based compensation expense	1,122	894	16	3,523	910
One-time general and administrative	—	—	3,024	—	3,024
Amortization of derivative premiums	1,018	1,204	1,204	1,967	2,408
Unrealized commodity derivative (gains) losses	(26,101)	(6,824)	13,176	(38,324)	6,352
Adjusted EBITDA	$48,608	$30,443	$36,055	$88,984	$66,498

We also provide per BOE G&A expenses excluding non-cash share-based compensation charges and production from the Sacramento Basin properties.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands, except per BOE amounts)	6/30/13	3/31/14	6/30/14	6/30/13	6/30/14
G&A per BOE Reconciliation

G&A expense	$10,375	$8,662	$8,990	$25,350	$17,652
Less:
Non-cash share-based compensation expense	(1,122)	(685)	35	(3,523)	(650)
One-time general and administrative	—	—	(3,024)	—	(3,024)
G&A Expense Excluding Non-Cash Share-Based Comp	9,253	7,977	6,001	21,827	13,978
MBOE	897	700	720	1,853	1,419
G&A Expense per BOE Excluding Non-Cash Share-Based Comp	$10.32	$11.40	$8.33	$11.78	$9.85
MBOE excluding Sacramento Basin production	—	—	—	1,752	—
G&A Expense per BOE Excluding Non-Cash Share-Based Comp-Excluding Sacramento Basin Production	$10.32	$11.40	$8.33	$12.46	$9.85

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